Filed Pursuant to Rule 433
Registration Statement No. 333-139693
August 1, 2007

The depositor has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”). The depositor has filed or will file with the SEC a prospectus supplement and any issuer free-writing prospectus with respect to this offering (together with the registration statement and prospectus, the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Final Terms of the Offered Certificates

The certificates consist of the classes of certificates listed in the tables below, together with the Class 1-A7, Class 1-A8, Class 1B4, Class 1B5, Class 1B6, Class 2B4, Class 2B5, Class 2B6, Class P1, Class P2 and Class LT-R Certificates. Only the classes of certificates listed in the tables below are offered by the prospectus supplement.

		Initial Class Principal or	Initial	Summary	Summary Interest Rate Formula Subject to:			Initial Certificate Ratings (12)
Class	Collateral Group(s)	Notional Amount(1)	Interest Rate(2)	Interest Rate Formula	Minimum Rate	Maximum Rate	Type	S&P	Moody’s	Fitch
AX1	1	$ 1,068,428(4)	6.00000%	6.00000%	Not Applicable	Not Applicable	Senior, Ratio Strip, Interest-Only	AAA	N/A	AAA
AP1	PO1	$ 2,168,574	0.00000%	0.00000%	Not Applicable	Not Applicable	Senior, Ratio Strip, Principal-Only	AAA	N/A	AAA
1-A1	1,2	$275,000,000	5.82000%	LIBOR + 0.50000%	0.50000%	7.00000%	Senior, Pass-Through, Exchangeable	AAA	N/A	AAA
1-A2	1,2	$ 37,793,918	7.08000%	39.00000% - (LIBOR x 6)	0.00000%	39.00000%	Senior, Pass-Through, Exchangeable	AAA	N/A	AAA
1-A3	1	$ 48,036,502(4)	1.18000%	6.50000% - LIBOR	0.00000%	6.50000%	Senior, Interest-Only	AAA	N/A	AAA
1-A4(3)	1	$ 89,582,071	5.82000%	LIBOR + 0.50000%	0.50000%	7.00000%	Senior, Pass-Through	AAA	N/A	AAA
1-A5(3)	1	$ 41,345,574(4)	1.18000%	6.50000% - LIBOR	0.00000%	6.50000%	Senior, Interest-Only	AAA	N/A	AAA
1-A6(3)	1	$ 6,890,929	0.00000%	0.00000%	Not Applicable	Not Applicable	Senior, Pass-Through, Principal-Only	AAA	N/A	AAA
2-A1(3)	2	$185,417,929	5.82000%	LIBOR + 0.50000%	0.50000%	7.00000%	Senior, Pass-Through	AAA	N/A	AAA
2-A2(3)	2	$ 30,902,989	0.00000%	0.00000%	Not Applicable	Not Applicable	Senior, Pass-Through, Principal-Only	AAA	N/A	AAA
2-A3(3)	2	$185,417,929(4)	1.18000%	6.50000% - LIBOR	0.00000%	6.50000%	Senior, Interest-Only	AAA	N/A	AAA
2-A4(3)	2	$ 11,658,000	6.00000%	6.00000%	Not Applicable	Not Applicable	Super Senior, Non-accelerating(5)	AAA	N/A	AAA
2-A5(3)	2	$ 60,777,000	6.00000%	6.00000%	Not Applicable	Not Applicable	Super Senior, Sequential, Accretion Directed	AAA	N/A	AAA
2-A6(3)	2	$ 5,285,082	6.00000%	6.00000%	Not Applicable	Not Applicable	Super Senior, Sequential, Accrual(11)	AAA	N/A	AAA
2-A7(3)	2	$ 3,537,000	6.00000%	6.00000%	Not Applicable	Not Applicable	Senior Support, Pass-Through	AAA	N/A	AAA
2-A8	2	$ 66,062,082	6.00000%	6.00000%	Not Applicable	Not Applicable	Super Senior, Sequential, Exchangeable	AAA	N/A	AAA
2-A9	2	$ 77,720,082	6.00000%	6.00000%	Not Applicable	Not Applicable	Super Senior, Pass-Through, Exchangeable	AAA	N/A	AAA
2-A10	2	$ 81,257,082	6.00000%	6.00000%	Not Applicable	Not Applicable	Senior, Pass-Through, Exchangeable	AAA	N/A	AAA
3-A1	3	$ 25,170,000	5.91254%	Weighted Average Rate(6)	Not Applicable	Not Applicable	Senior, Pass-Through	AAA	N/A	AAA
4-A1(3)	4	$ 54,701,142	5.92000%	LIBOR + 0.60000%	0.60000%	7.00000%	Super Senior, Pass-Through	AAA	Aaa	N/A
4-A2(3)	4	$ 54,701,141(4)	1.08000%	6.40000% - LIBOR	0.00000%	6.40000%	Senior, Interest-Only	AAA	Aaa	N/A
4-A3(3)	4	$ 9,116,858	0.00000%	0.00000%	Not Applicable	Not Applicable	Super Senior, Pass-Through, Principal-Only	AAA	Aaa	N/A
4-A4(3)	4	$ 11,734,000	6.00000%	6.00000%	Not Applicable	Not Applicable	Senior Support, Pass-Through	AAA	Aaa	N/A
4-A5	4	$ 63,818,000	6.00000%	6.00000%	Not Applicable	Not Applicable	Super Senior, Pass-Through, Exchangeable	AAA	Aaa	N/A
4-A6	4	$ 9,116,858	6.48000%	38.40000% - (LIBOR x 6)	0.00000%	38.40000%	Super Senior, Pass-Through, Exchangeable	AAA	Aaa	N/A
4-A7	4,5	$ 18,609,858	6.48000%	38.40000% - (LIBOR x 6)	0.00000%	38.40000%	Super Senior, Pass-Through, Exchangeable	AAA	Aaa	N/A
4-A8	4,5,6	$282,453,142	5.92000%	LIBOR + 0.60000%	0.60000%	7.00000%	Super Senior, Pass-Through, Exchangeable	AAA	Aaa	N/A
4-A9	4,5,6	$ 45,211,000	6.46811%	Weighted Average Rate(7)	Not Applicable	Not Applicable	Senior Support, Pass-Through, Exchangeable	AAA	Aa1	N/A
4-A10	4,5,6	$301,063,000	6.56730%	Weighted Average Rate(7)	Not Applicable	Not Applicable	Super Senior, Pass-Through, Exchangeable	AAA	Aaa	N/A
5-A1(3)	5	$123,409,000	5.92000%	LIBOR + 0.60000%	0.60000%	7.00000%	Super Senior, Pass-Through	AAA	Aaa	N/A
5-A2(3)	5	$ 66,451,000(4)	1.08000%	6.40000% - LIBOR	0.00000%	6.40000%	Senior, Interest-Only	AAA	Aaa	N/A
5-A3(3)	5	$ 56,958,000(4)	1.08000%	6.40000% - LIBOR	0.00000%	6.40000%	Senior, Interest-Only	AAA	Aaa	N/A
5-A4(3)	5	$ 9,493,000	0.00000%	0.00000%	Not Applicable	Not Applicable	Super Senior, Pass-Through, Principal-Only	AAA	Aaa	N/A
5-A5(3)	5	$ 24,627,000	6.50000%	6.50000%	Not Applicable	Not Applicable	Senior Support, Pass-Through	AAA	Aaa	N/A
5-A6	5	$ 9,493,000	6.48000%	38.40000% - (LIBOR x 6)	0.00000%	38.40000%	Super Senior, Pass-Through, Exchangeable	AAA	Aaa	N/A
5-A7	5	$132,902,000	6.50000%	6.50000%	Not Applicable	Not Applicable	Super Senior, Pass-Through, Exchangeable	AAA	Aaa	N/A
6-A1(3)	6	$104,343,000	5.92000%	LIBOR + 0.60000%	0.60000%	7.00000%	Super Senior, Pass-Through	AAA	Aaa	N/A
6-A2(3)	6	$104,343,000(4)	1.08000%	6.40000% - LIBOR	0.00000%	6.40000%	Senior, Interest-Only	AAA	Aaa	N/A
6-A3(3)	6	$ 8,850,000	7.00000%	7.00000%	Not Applicable	Not Applicable	Senior Support, Pass-Through	AAA	Aa1	N/A
6-A4	6	$104,343,000	7.00000%	7.00000%	Not Applicable	Not Applicable	Super Senior, Pass-Through, Exchangeable	AAA	Aaa	N/A
6-A5	4,5,6,PO2	$302,348,608	6.65402%	Weighted Average Rate(8)	Not Applicable	Not Applicable	Super Senior, Pass-Through, Exchangeable	AAA	Aaa	N/A
AP2(3)	PO2	$ 1,285,608	0.00000%	0.00000%	Not Applicable	Not Applicable	Senior, Ratio Strip, Principal-Only	AAA	Aaa	N/A
AX2(3)	6	$ 5,776,713(4)	6.00000%	6.00000%	Not Applicable	Not Applicable	Senior, Ratio Strip, Interest-Only	AAA	Aaa	N/A
1B1	1,2,3	$ 5,632,000	6.10923%	Weighted Average Rate(9)	Not Applicable	Not Applicable	Subordinate	N/A	N/A	AA
1B2	1,2,3	$ 2,384,000	6.10923%	Weighted Average Rate(9)	Not Applicable	Not Applicable	Subordinate	N/A	N/A	A
1B3	1,2,3	$ 1,733,000	6.10923%	Weighted Average Rate(9)	Not Applicable	Not Applicable	Subordinate	N/A	N/A	BBB
2B1	4,5,6	$ 14,990,000	6.55229%	Weighted Average Rate(10)	Not Applicable	Not Applicable	Subordinate	AA	N/A	N/A
2B2	4,5,6	$ 3,935,000	6.55229%	Weighted Average Rate(10)	Not Applicable	Not Applicable	Subordinate	A	N/A	N/A
2B3	4,5,6	$ 1,873,000	6.55229%	Weighted Average Rate(10)	Not Applicable	Not Applicable	Subordinate	BBB	N/A	N/A
R	3	$ 100	5.91254%	Weighted Average Rate(6)	Not Applicable	Not Applicable	Senior, Residual	AAA	N/A	AAA

(1)	These balances are approximate, as described in the prospectus supplement.
(2)	Reflects the initial interest rate as of the first distribution date.
(3)
These classes of certificates are Exchange Certificates. Certain combinations of Exchange Certificates can be exchanged for corresponding Exchangeable Certificates, as described in the prospectus supplement.

(4)
Initial notional amount. These classes of certificates are interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their notional amounts as described in the prospectus supplement.

(5)
This class of certificates will not receive principal payments at the same rate as the other senior certificates because principal payments generally will not be distributable to this class of certificates until beginning with the distribution date in August 2012.

(6)	The weighted average rate applicable to this formula will be based on the weighted average of the net mortgage rates for the mortgage loans in Collateral Group 3.
(7)	The weighted average rate applicable to this formula will be based on the weighted average of the designated rates applicable to Collateral Groups 4, 5 and 6.
(8)	The weighted average rate applicable to this formula will be based on the weighted average of the designated rates applicable to Collateral Groups PO2, 4, 5 and 6.
(9)
The weighted average rate applicable to this formula will be based on the weighted average of the designated rates applicable to Collateral Groups 1 and 2, and the weighted average of the net mortgage rates for the mortgage loans in Collateral Group 3, weighted on the basis of the group subordinate amounts thereof.

(10)
The weighted average rate applicable to this formula will be based on the weighted average of the designated rates applicable to Collateral Groups 4, 5 and 6, weighted on the basis of the group subordinate amounts thereof.

(11)
Interest accrued on the Class 2-A6 Certificates will not be payable to the holders of this class until such time as described in the prospectus supplement under “Description of the Certificates—Allocation of Accrual Amounts.”

(12)	The designation “N/A” means that the specified rating agency will not rate the certificates of that class.

The offered certificates will also have the following characteristics:

Class	Record Date(1)	Delay / Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denominations	Incremental Denominations	CUSIP Number
AX1	CM	24 Day	30/360	8/25/2037	7/25/2037	$1,000,000	$1	52519B AA8
AP1	DD	Not Applicable	Not Applicable	8/25/2037	7/25/2037	$ 100,000	$1	52519B AB6
1-A1	DD	0 Day	30/360	8/25/2037	7/25/2037	$ 100,000	$1	52519B AC4
1-A2	DD	0 Day	30/360	8/25/2037	7/25/2037	$ 100,000	$1	52519B AD2
1-A3	DD	0 Day	30/360	8/25/2037	7/25/2037	$1,000,000	$1	52519B AE0
1-A4	DD	0 Day	30/360	8/25/2037	7/25/2037	$ 100,000	$1	52519B AF7
1-A5	DD	0 Day	30/360	8/25/2037	7/25/2037	$1,000,000	$1	52519B AG5
1-A6	DD	Not Applicable	Not Applicable	8/25/2037	7/25/2037	$ 100,000	$1	52519B AH3
2-A1	DD	0 Day	30/360	8/25/2037	7/25/2037	$ 100,000	$1	52519B AJ9
2-A2	DD	Not Applicable	Not Applicable	8/25/2037	7/25/2037	$ 100,000	$1	52519B AK6
2-A3	DD	0 Day	30/360	8/25/2037	7/25/2037	$1,000,000	$1	52519B AL4
2-A4	CM	24 Day	30/360	8/25/2037	7/25/2037	$ 100,000	$1	52519B AM2
2-A5	CM	24 Day	30/360	8/25/2037	8/25/2015	$ 100,000	$1	52519B AN0
2-A6	CM	24 Day	30/360	8/25/2037	7/25/2037	$ 100,000	$1	52519B AP5
2-A7	CM	24 Day	30/360	8/25/2037	7/25/2037	$ 100,000	$1	52519B AQ3
2-A8	CM	24 Day	30/360	8/25/2037	7/25/2037	$ 100,000	$1	52519B AR1
2-A9	CM	24 Day	30/360	8/25/2037	7/25/2037	$ 100,000	$1	52519B AS9
2-A10	CM	24 Day	30/360	8/25/2037	7/25/2037	$ 100,000	$1	52519B AT7
3-A1	CM	24 Day	30/360	8/25/2022	7/25/2022	$ 100,000	$1	52519B AW0
4-A1	DD	0 Day	30/360	8/25/2037	7/25/2037	$ 100,000	$1	52519B AX8
4-A2	DD	0 Day	30/360	8/25/2037	7/25/2037	$1,000,000	$1	52519B AY6
4-A3	DD	Not Applicable	Not Applicable	8/25/2037	7/25/2037	$ 100,000	$1	52519B AZ3
4-A4	CM	24 Day	30/360	8/25/2037	7/25/2037	$ 100,000	$1	52519B BA7
4-A5	CM	24 Day	30/360	8/25/2037	7/25/2037	$ 100,000	$1	52519B BB5
4-A6	DD	0 Day	30/360	8/25/2037	7/25/2037	$ 100,000	$1	52519B BC3
4-A7	DD	0 Day	30/360	8/25/2037	7/25/2037	$ 100,000	$1	52519B BD1
4-A8	DD	0 Day	30/360	8/25/2037	7/25/2037	$ 100,000	$1	52519B BE9
4-A9	CM	24 Day	30/360	8/25/2037	7/25/2037	$ 100,000	$1	52519B BF6
4-A10	CM	24 Day	30/360	8/25/2037	7/25/2037	$ 100,000	$1	52519B BG4
5-A1	DD	0 Day	30/360	8/25/2037	7/25/2037	$ 100,000	$1	52519B BH2
5-A2	DD	0 Day	30/360	8/25/2037	7/25/2037	$1,000,000	$1	52519B BJ8
5-A3	DD	0 Day	30/360	8/25/2037	7/25/2037	$1,000,000	$1	52519B BK5
5-A4	DD	Not Applicable	Not Applicable	8/25/2037	7/25/2037	$ 100,000	$1	52519B BL3
5-A5	CM	24 Day	30/360	8/25/2037	7/25/2037	$ 100,000	$1	52519B BM1
5-A6	DD	0 Day	30/360	8/25/2037	7/25/2037	$ 100,000	$1	52519B BN9
5-A7	CM	24 Day	30/360	8/25/2037	7/25/2037	$ 100,000	$1	52519B BP4
6-A1	DD	0 Day	30/360	8/25/2037	7/25/2037	$ 100,000	$1	52519B BQ2
6-A2	DD	0 Day	30/360	8/25/2037	7/25/2037	$1,000,000	$1	52519B BR0
6-A3	CM	24 Day	30/360	8/25/2037	7/25/2037	$ 100,000	$1	52519B BS8
6-A4	CM	24 Day	30/360	8/25/2037	7/25/2037	$ 25,000	$1	52519B BT6
6-A5	CM	24 Day	30/360	8/25/2037	7/25/2037	$ 100,000	$1	52519B BU3
AP2	CM	Not Applicable	Not Applicable	8/25/2037	6/25/2037	$ 100,000	$1	52519B BV1
AX2	CM	24 Day	30/360	8/25/2037	7/25/2037	$1,000,000	$1	52519B BW9
1B1	CM	24 Day	30/360	8/25/2037	7/25/2037	$ 100,000	$1	52519B BX7
1B2	CM	24 Day	30/360	8/25/2037	7/25/2037	$ 100,000	$1	52519B BY5
1B3	CM	24 Day	30/360	8/25/2037	7/25/2037	$ 100,000	$1	52519B BZ2
2B1	CM	24 Day	30/360	8/25/2037	7/25/2037	$ 100,000	$1	52519B CA6
2B2	CM	24 Day	30/360	8/25/2037	7/25/2037	$ 100,000	$1	52519B CB4
2B3	CM	24 Day	30/360	8/25/2037	7/25/2037	$ 100,000	$1	52519B CC2
R	CM	24 Day	30/360	8/25/2022	8/25/2007	100%(5)	Not Applicable	52519B CD0

(1)
CM = For any distribution date, the close of business on the last business day of the calendar month preceding the month of the related distribution date. DD = For any distribution date, the close of business on the business day immediately before that distribution date.

(2)
24 Day = For any distribution date, the interest accrual period will be the calendar month preceding that distribution date. 0 Day = For any distribution date, the interest accrual period beginning on the immediately preceding distribution date (or July 25, 2007, in the case of the first accrual period) and ending on the calendar day immediately before the related distribution date.

(3)	Calculated as described in the prospectus supplement.
(4)
The expected final distribution date, based upon (i) 300% of the PSA prepayment assumption with respect to Collateral Groups PO1, 1, 2 and 3, or 100% of the PPC prepayment assumption with respect to Collateral Groups PO2, 4, 5 and 6, and (ii) the modeling assumptions used in the prospectus supplement, each as described under “Yield, Prepayment and Weighted Average Life—Weighted Average Life.” The actual final distribution date for each class of offered certificates may be earlier or later, and could be substantially later, than the applicable expected final distribution date listed above.

(5)	The Class R Certificates will be issued in definitive, fully registered form, representing the entire percentage interest of that class.